Exhibit 10.1

MEMORANDUM

Date:        January 21, 2025
To:        Ryan Lada
From:         Jesse Singh, CEO
RE:    PROMOTION – SVP, CHIEF FINANCIAL OFFICER & TREASURER

It is with great pleasure that I share that the Compensation Committee of the Board (the “Compensation Committee”) has approved certain matters in connection with your promotion to the position of Sr. Vice President, Chief Financial Officer & Treasurer effective Friday, January 24, 2025.
Here are the details of your promotion:
•Annual Salary: Your new annual base salary for this position will be $480,000, effective as of the date of your promotion. Base salaries are reviewed annually.
•Annual Incentive Plan (AIP): You will continue to participate in the AIP, with a target annual incentive equal to 75% of your base salary. Your 2025 AIP will be pro-rated based on your pre- and post-promotion date salary and target annual incentive.
•Long Term Incentive Plan (LTI): You will continue to participate in the LTI, currently offered under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (as amended from time to time, the “Plan”), with a target annual LTI award value of $750,000 for fiscal year 2026. The actual award may vary from your target depending on a number of factors, including, but not limited to, individual and company performance. Any awards granted will be subject to the terms and conditions set forth in the Plan and as determined by the Compensation Committee (including vesting terms and conditions), and a grant agreement between you and AZEK documenting any such awards, respectively. Target annual LTI values for future years will be determined by the Compensation Committee.
•Promotional Grant: In recognition of your promotion, you will receive a promotional equity award with a target grant date value of $430,000 which will be granted in accordance with our Equity Grant Practices and Procedures. The promotional grant will be comprised of 55% performance stock units, 25% restricted stock units and 20% stock options.
•Severance Protection: You will be a Tier 2 participant in the Company’s Executive Severance Plan. Participation in such plan is subject to your execution of a Participation Agreement, which will be provided under separate cover.
•Commuter Stipend: We understand that you will be commuting from the Minneapolis area to our headquarters in Chicago, Illinois.  To support your regular presence at the Chicago office and facilitate

Exhibit 10.1
your travel and accommodation, we will provide you with a monthly stipend of $3,500. This stipend is intended to cover the cost of your commute, including travel expenses and housing in Chicago, such as the cost of renting an apartment. Please note that, under current tax law, the stipend is considered taxable income and will be subject to all applicable federal, state, and local taxes.  Travel to other work locations or to customer sites will be outside of this and subject to reimbursement in accordance with the Company’s general expense reimbursement policies.
This arrangement, including the amount of the stipend, will be reviewed annually. If you decide to relocate to the Chicago area, the commuting stipend may be replaced with relocation support, subject to further discussion and agreement on the terms of relocation assistance.
•Benefits: You will continue to be eligible to be able to participate in AZEK’s employee benefit programs, subject to the terms and conditions of such programs.
•Company Policies: Your ongoing employment as the Company’s Sr. Vice President, Chief Financial Officer and Treasurer will be subject to all applicable Company policies, which may be changed, terminated, or added from time to time. Without limiting the generality of the foregoing, you will also be subject to the Company’s Stock Ownership Guidelines, Compensation Recovery Policy and the Company’s Code of Conduct for Senior Financial Officers. Your minimum stock ownership level is three times your annual base salary.
•At-will Employment: Your employment continues to be at-will. Nothing in this offer letter is intended to or does create a contract of employment for a specific period of time nor does it create any obligations on the part of the Company or vest any rights in you other than those specifically set forth herein.
This letter supplements and amends the terms of your employment with the Company and supersedes and replaces any prior terms, understandings or agreements, whether oral or written, between you and the Company that are inconsistent with the terms set forth herein. This letter will be governed and interpreted with the laws of the State of Delaware, without reference to its choice of law principles.
Please sign and return this letter to Sandra Lamartine, CHRO, to confirm your acceptance of the Sr. Vice President, Chief Financial Officer & Treasurer position.

Employee Signature: /s/ Ryan Lada    Date: 1/22/2025